EXHIBIT 99.1

For More Information, Contact:

Investor Relations Inquiries:	Media Inquiries:
Kurt Adams Vixel Corporation (425) 806-5800 ir@vixel.com	Ed Luboja Vixel Corporation 425.806.4530 eluboja@vixel.com

Vixel Corporation Announces Stock Repurchase Program

Bothell, WA, October 30, 2002 — Vixel Corporation (Nasdaq: VIXL), a leading provider of storage networking products and technologies, announced today that it has adopted a stock repurchase program to purchase up to 2.0 million shares of its common stock. The repurchase program is expected to continue through the end of 2003. Repurchases are to be made at the discretion of management as market conditions warrant.

“The adoption of this program reflects the Company’s confidence in its long-term prospects and the opportunities in the storage switch marketplace,” stated James M. McCluney, Vixel’s President and Chief Executive Officer. “With the traction our InSpeed technology has gained in the storage OEM community, we believe Vixel’s potential for future growth is excellent.”

The purchases, if any, under Vixel’s stock repurchase program may be made from time to time in the open market or in negotiated transactions off the market and will be funded from available working capital.

About Vixel Corporation

Vixel Corporation is creating disruptive storage networking technologies that consistently deliver easily managed, easily integrated, high performance interconnectivity at highly competitive prices. Vixel’s award winning InSpeed™ technology is a unique switching architecture designed from the ground-up as an effortlessly managed storage interconnect solution. Optimized for the needs and price requirements of storage and server suppliers, InSpeed has been designed to overcome the cost/performance barriers inhibiting broad storage networking adoption. Vixel is an industry leader in providing a new breed of embedded storage switch products that improve data access and availability to business applications — regardless of scale. Vixel also offers a new generation of high-

Vixel Announces Stock Repurchase Plan...2/2

performance storage switches designed for businesses of all sizes that need affordable and simple Storage Area Networks (SANs). As a leading provider of SAN solutions, Vixel’s comprehensive portfolio of technology offerings also includes multivendor certified solutions, Fibre Channel switches, hubs and SAN management software that deliver reliable, interoperable solutions to its customers and partners. Vixel products and technologies are used by major system suppliers including Avid Technology, BlueArc, Fujitsu Softek, Hewlett Packard, Lucent, Network Appliance and Sun Microsystems and are available worldwide through its network of value-added resellers, alliances and OEMs. Vixel is an ISO 9001 certified company.

For more information, visit Vixel’s web site at www.vixel.com. Vixel Corporation is headquartered at 11911 North Creek Parkway South, Bothell, Washington 98011 and can be contacted by phone at 425-806-5509 or e-mail at marketing@vixel.com.

Except for historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties that may cause actual results or actions to differ materially from the results and actions discussed in the forward-looking statements. Factors that may cause such a difference include the market price for Vixel’s common stock, the availability of sufficient working capital to effect the repurchases, risks affecting performance and market acceptance of Vixel’s products, Vixel’s ability to meet its quality and performance standards, development of the storage area network, or SAN, market, the competitiveness and performance of Vixel’s products in the rapidly changing SAN market, the ability of Vixel to meet evolving product standards required by customers and others involved in the distribution channel for SAN products, the ability of Vixel to increase its customer base for its InSpeed technology-based products, the acceptance of embedded storage solutions generally, and Vixel’s ability to further penetrate the low and mid-level SAN market. Further information on the factors and risks that could affect Vixel’s business, financial condition and results of operations, are contained in Vixel’s Annual Report on Form 10-K and most recent Form-10Q, which are available at www.sec.gov.

All logos, trademarks and names contained herein are the property of their respective owners.

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